EXHIBIT 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Pacific Biosciences of California, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	20,000,000(2)	$ 1.67(3)	$33,400,000	$0.0001476	$4,929.84
Total Offering Amounts					$33,400,000		$4,929.84
Total Fee Offsets							$—
Net Fee Due							$4,929.84

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2020 Equity Incentive Plan (the “2020 Plan”) by reason of an event such as any stock split, stock dividend, recapitalization or similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)Represents 20,000,000 shares of Common Stock reserved for issuance pursuant to awards under the 2020 Plan.
(3)Estimated in accordance with Rules (c) and (h) of Rule 457 of the Securities Act solely for the purposes of calculating the registration fee on the basis of $1.67 per share, which represents the average of the high and low price per share of the Registrant’s Common Stock on June 18, 2024, as reported on The Nasdaq Global Select Market.